Exhibit 10.24
NANOSTRING TECHNOLOGIES, INC.
EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is entered into, effective as of January 6, 2022 (the “Effective Date”), by and between NanoString Technologies, Inc. (the “Company”) and John D. Gerace (“Executive”).
1.Duties and Scope of Employment.
(a)Positions and Duties. As of the Effective Date, Executive will serve as the Chief Commercial Officer of the Company, reporting to the Company’s President and Chief Executive Officer (“CEO”). Executive will render such business and professional services in the performance of Executive’s duties, consistent with Executive’s position within the Company, as shall be assigned to Executive by the CEO. The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”
(b)Obligations. Executive agree that, to the best of Executive’s ability and experience, Executive will, at all times during the term of Executive’s employment, loyally and conscientiously perform all of the duties and obligations required of and from Executive pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company and in accordance with each of the Company’s corporate guidance and ethics guidelines, conflict of interest policies, code of conduct and Employee Handbook and policies. During the term of Executive’s employment, Executive further agrees that Executive will devote Executive’s full business time and attention to the business of the Company, and that the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, Executive will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company’s Board of Directors, and Executive will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this Agreement will prevent Executive from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange, provided that these activities are in compliance with our Code of Conduct.
2.At-Will Employment. Executive and the Company agree that Executive’s employment with the Company constitutes “at-will” employment. Executive and the Company acknowledge that this employment relationship may be terminated by either Executive or the Company, at any time, upon written notice to the other Party, with or without cause, for any reason or no reason. Executive understands and agrees that neither Executive’s job performance nor promotions, commendations, bonuses, or the like from the Company alter Executive’s at-will status or give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of Executive’s employment with the Company.
3.Compensation.
(a)Base Salary. During the Employment Term, Executive will remain classified as an exempt employee and paid a bi-weekly salary of $16,923.50 which is equivalent to $440,011.00 on an annualized basis (the “Base Salary”). Executive’s salary will be payable, less applicable withholdings, in bi-weekly payments pursuant to the Company’s regular payroll policy. The Base Salary may change at the Company’s discretion; for the avoidance of doubt, no such change shall override any rights Executive may have pursuant to this Agreement to resign for Good Reason. Executive will be eligible for an annual salary increase as part of the Company’s annual executive compensation review, subject to the approval of the Compensation Committee of the Board of Directors.
(b)Target Bonus. During the Employment Term, Executive shall be eligible to be considered for an annual, performance-based, cash bonus (the “Target Bonus”) with a target amount of 50% of Executive’s Base Salary for each calendar year, which bonus shall be awarded in the sole discretion of the Compensation Committee of the Board (the “Committee”) based on a recommendation from the CEO, which shall be based on Executive’s performance in the prior calendar year against metrics established for such year by the Company. Any bonus awarded shall be paid, less applicable withholdings, by no later than March 15 following the calendar year to which the bonus corresponds. Because a key purpose of the Company’s bonus program is retention, if Executive’s employment terminates for any reason prior to the payment date of the applicable bonus for a given year, then Executive shall not have earned the bonus for such year and the Company shall have no obligation to pay a bonus to Executive for such year.
(c)Housing Allowance: Executive will be based remotely in the Irvine, California area and will be required to travel to Seattle on a regular basis, initially estimated to be about 50% of the time each month. At Executive’s option, Executive may choose to relocate to and/or establish residency in the Seattle metropolitan area (a “Future Seattle Relocation”). The required frequency of travel to Seattle will be reviewed periodically by Executive and CEO and may be adjusted by mutual agreement. To assist with housing support, the Company will provide a taxable housing allowance of $5,000.00 per month, subject to Executive’s remaining employed with the Company through the first day of the applicable month. This allowance will be paid, less applicable withholdings, as part of the regular payroll.

(d)Review and Adjustments. Executive’s Base Salary, Target Bonus, and other compensatory arrangements will be subject to review and adjustment in accordance with the Company’s applicable policies
(e)Initial Equity Grant.
(i)Initial Grant of Restricted Stock Units. The Company will recommend to the Committee that it grant Executive Restricted Stock Units (the “New Hire RSUs”) equal in value to Two Million Five Hundred Thousand Dollars ($2,500,000) as Executive’s initial new hire grant. It will be recommended that the number of New Hire RSUs Executive receives will be determined by dividing the value amount by the average closing price of a share of Company Common Stock for the 30-day period prior to the grant approval date. The New Hire RSUs will be scheduled to vest as to one third of the total number of units on the first market trading day on or after each of three anniversaries of the grant date, subject to Executive’s continued service with the Company through each such vesting date. The New Hire RSUs will be subject to the terms, definitions, and conditions, including vesting requirements, of the Company’s 2013 Equity Incentive Plan (the “2013 Equity Plan”) and/or the Company’s 2018 Inducement Plan (the “2018 Inducement Plan”) and a restricted stock unit agreement between Executive and the Company (the “New Hire RSU Agreement”), both of which are incorporated herein by reference. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continued vesting or employment.
(ii)Change in Control. The Company will further recommend to the Committee that in the event that there is a “Change in Control” (as such term is defined in the 2013 Equity Plan) and if upon or during the twelve (12) months following such Change in Control, Executive has an Involuntary Termination (as such term is defined below in this Agreement), then, in each case, subject to Section 7, one hundred percent (100%) of the unvested portion of the New Hire RSUs shall vest and become exercisable at the time of Executive’s termination of employment.
(iii)The description of the New Hire RSUs in this Section 3(e) is qualified in its entirety to the actual terms as shall be set forth in the 2013 Equity Plan or 2018 Inducement Plan and the New Hire RSU Agreement.
4.Limitation on Payments. In the event that the benefits provided for in this Agreement or otherwise payable to Executive (x) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (y) but for this Section 4 would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s benefits will be either (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in amounts to be paid must be made, reduction shall occur in the following order: first, reduction of cash payments, which shall occur in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; second, cancellation of accelerated vesting of equity awards, which shall occur in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first); and third, reduction of employee benefits, which shall occur in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis. In no event shall Executive have any discretion with respect to the ordering of payment reductions. Unless the Company and Executive otherwise agree in writing, any determination required under this Section will be made in writing by a well-recognized independent public accounting firm chosen by the Company (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 4. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 4.
5.Employee Benefits.
(a)Generally. During the Employment Term, Executive is eligible to participate in the employee benefit plans maintained by the Company including, without limitation, the medical, dental, vision, life, flexible spending account, and disability plans available to similarly situated employees subject to their terms, including eligibility requirements, in effect from time to time. The Company may cancel or change the benefit plans and programs it offers to the Company’s employees at any time.
(b)Paid Time Off. During the Employment Term, Executive will be entitled to paid time off (“PTO”) in accordance with the Company’s executive PTO policy. Executive acknowledges that under the current executive PTO policy, no PTO accrues. PTO shall be taken at such time as mutually and reasonably agreed by Executive and the Company and in accordance with the Company’s policies in effect from time to time for other similarly situated employees. Executive will receive paid holidays in accordance with the Company’s regular holiday practices.

(c)Expenses. With the exception of lodging while Executive is on business-related travel to and in the Seattle, Washington metropolitan area (for which Executive receives the allowance pursuant to Section 3(b) of this Agreement), the Company will reimburse Executive for reasonable travel, entertainment, and other expenses incurred by Executive in the furtherance of the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.
6.Termination of Employment.
(a)Accrued Obligations. In the event Executive’s employment with the Company terminates for any reason, Executive will be entitled to any (a) unpaid Base Salary accrued up to the effective date of termination; (b) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive; and (c) unreimbursed business expenses required to be reimbursed to Executive pursuant to the Company’s expense reimbursement policy and applicable law; and (d) rights to indemnification Executive may have under the Company’s Certificate of Incorporation, and By-Laws of this Agreement or separate indemnification agreement.
(b)Termination of Employment Without Cause or With Good Reason. If, (i) Executive terminates employment with the Company (or any affiliate) for Good Reason or (ii) the Company (or any affiliate) terminates Executive’s employment without Cause, subject to Section 6(d), Section 7 and Section 11 (each of (i) and (ii) referred to as an “Involuntary Termination”), Executive will be eligible to receive severance pay (less applicable withholding taxes) at a rate equal to Executive’s Base Salary rate, as then in effect, for a period of six (6) months (such payments shall be paid periodically in accordance with the Company’s normal payroll policies) and if Executive elects continuation coverage pursuant to COBRA (as defined below) within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, the Company will reimburse Executive for the premiums necessary to continue group health insurance benefits for Executive and Executive’s eligible dependents for a period of six (6) months, except that the right to future COBRA payments shall terminate on the date upon which Executive ceases to be eligible for coverage under COBRA; provided, however, that if such Involuntary Termination occurs within twelve (12) months following a Change in Control (as defined in the 2013 Equity Plan), (i) Executive shall instead be entitled to a lump sum payment equal to twelve (12) months of Executive’s then-effective Base Salary, and an additional lump sum payment equal to Executive’s target bonus, calculated based on the completion of a full calendar year and at the target bonus percentage (as a percentage of then-current Base Salary) then in effect times the then-effective Base Salary, with no reductions or considerations respecting the Executive’s performance (all less applicable withholding taxes) and (ii) if Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, the Company will reimburse Executive for the premiums necessary to continue group health insurance benefits for Executive and Executive’s eligible dependents for a period of twelve (12) months following the date of Involuntary Termination, except that the right to future COBRA payments shall terminate the date upon which Executive ceases to be eligible for coverage under COBRA. If Executive becomes entitled to receive severance pay pursuant to this Section, Executive will not be entitled to any other severance benefits (other than as provided by Section 3(e)(ii) of this Agreement) or similar payments except in accordance with the Company’s established policies as then in effect.
(c)Termination by Reason of Death or Disability. If Executive’s employment with the Company terminates as a result of Executive’s death or “Disability” (as defined in Section 9 below), Executive or Executive’s estate or representative will receive all salary accrued (plus any other amounts payable as determined by the Board in its sole discretion) as of the date of Executive’s death or Disability and any other benefits payable under the Company’s then-existing benefit plans and policies in accordance with such plans and policies in effect on the date of death or Disability and in accordance with applicable law. Such payments shall be made by the Company periodically in accordance with the Company’s normal payroll policies with respect to each element of such payments. For the avoidance of doubt, Executive’s termination of employment or service due to Executive’s death or Disability will not be deemed a termination without Cause for purposes of this Agreement.
(d)Release. Notwithstanding anything to the contrary, the payments and benefits under Section 6(b) are contingent upon Executive signing and not revoking a release of claims agreement with the Company in a form specified by the Company (which release provided to Executive will include an agreement not to disparage the Company, non-solicit provisions and other standard terms) (the “Release”), which Release shall be provided to Executive within five (5) days after the Executive’s termination of employment, and such Release becoming effective and irrevocable no later than sixty (60) days following the date of termination of employment (such deadline, the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any rights to severance payments or benefits under this Agreement. In no event will Executive’s payments be paid or provided until the Release actually becomes effective and irrevocable. Subject to Section 7 below, the payments and benefits under Section 6(b) that, but for the delay for the Release effectiveness, would have been made prior to the Release’s effectiveness, shall be made as soon as practicable after the effectiveness of the Release (and in all cases, within 60 days following the Executive’s termination of employment) and the remaining payments shall be made as provided in this Agreement, provided that the Release has become effective and irrevocable by the Release Deadline.

7.Section 409A.
(a)Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Code, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.
(b)Any severance payments or benefits under this Agreement that would be considered Deferred Payments will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s separation from service, or if later, such time as required by Section 7(c). Any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments shall be made as provided in this Agreement.
(c)Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Payments that are payable within the first six months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
(d)Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of this Section.
(e)Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the “Section 409A Limit” (as defined below) will not constitute Deferred Payments for purposes of this Section. For purposes of this Agreement, “Section 409A Limit” means two (2) times the lesser of: (x) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding Executive’s taxable year of Executive’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto, or (y) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated. For the avoidance of doubt, separation payments under this Agreement will in no instance be paid later than the last day of the second taxable year of the Executive following the Executive’s taxable year in which Executive’s separation from service occurs.
(f)The foregoing provisions are intended to be exempt from or comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate, or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A. Executive agrees and acknowledges that the Company makes no representations or warranties with respect to the application of Section 409A and other tax consequences to any payments hereunder and, by the acceptance of any such payments, Executive agrees to accept the potential application of Section 409A and the other tax consequences of any payments made hereunder.
8.Arbitration.
(a)General. In consideration of Executive’s service to the Company, Executive’s promise to arbitrate all employment related disputes and Executive’s receipt of the compensation, pay raises and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, stockholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s service to the Company under this Agreement or otherwise or the termination of Executive’s service with the Company, including any breach of this Agreement, shall be subject to binding arbitration pursuant to the Federal Arbitration Act (9 U.S.C. § 1 et seq.) (the “FAA”). The FAA’s substantive and procedural provisions shall exclusively govern and apply with full force and effect to this arbitration agreement, including its enforcement, and any state court of competent jurisdiction shall compel arbitration in the same manner as a federal court under the FAA. Executive further agrees that, to the fullest extent permitted by law, Executive may bring any arbitration proceeding only in Executive’s individual capacity, and not as a plaintiff, representative, or class member in any purported class, collective, or representative lawsuit or proceeding. Executive understands, however, that nothing in this agreement to arbitrate prevents Executive from bringing a representative lawsuit or proceeding as permitted by the California Labor Code’s Private Attorneys General Act of 2004. To the fullest extent permitted by law, Executive agrees to arbitrate any and all common law and/or statutory claims under local, state, or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act, the California Fair Employment and Housing Act, the Family and Medical Leave Act, the California Family Rights Act, the California Labor Code, claims relating to employment status, claims relating to compensation (cash, equity, bonus, or otherwise), claims relating to classification, and claims of harassment, discrimination, wrongful termination, and breach of contract. To the fullest extent permitted by law, Executive also agree to arbitrate any and all disputes arising out of or relating to the interpretation or application of this agreement to arbitrate, but not disputes about the enforceability, revocability, or validity of this agreement to arbitrate or the class, collective, and representative proceeding waiver herein. With respect to all such claims and disputes that Executive agrees to arbitrate, Executive hereby expressly agrees to waive, and does waive, any right to a trial by jury. Executive further understands that this agreement to arbitrate also applies to any disputes that the Company may have with Executive. Executive understands that nothing in this agreement to arbitrate requires Executive to arbitrate claims that cannot be arbitrated under the Sarbanes-Oxley act or other law that expressly prohibits arbitration of a claim notwithstanding the application of the FAA.
(b)Procedure. Executive and the Company agree that any arbitration will be administered by JAMS, pursuant to its Employment Arbitration Rules & Procedures (the “JAMS Employment Rules”), which are available at http://www.jamsadr.com/rules-employment-arbitration/ and from the Company. If the JAMS Employment Rules cannot be enforced as to the arbitration, then the Company and Executive agree that they will arbitrate the dispute utilizing the JAMS Comprehensive Arbitration Rules and Procedures or such rules as the arbitrator may deem most appropriate for the dispute (the rules under which the arbitration is administered, whether the JAMS Employment Rules or otherwise, are referred to herein as the “JAMS Rules”). In the event of any conflict between the terms of this section 8(b) and the JAMS Rules, this Section 8(b) shall take precedence. The Company and Executive agree that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, and motions to dismiss and demurrers, applying the standards set forth for such motions under the California Code of Civil Procedure. The Company and Executive agree that the arbitrator shall issue a written decision on the merits. The Company and Executive also agree that the arbitrator shall have the power to award any remedies available under applicable law, and that the arbitrator may award attorneys’ fees and costs to the prevailing party, where permitted by applicable law. The Company and Executive agree that the decree or award rendered by the arbitrator may be entered as a final and binding judgment in any court having jurisdiction thereof. Executive understands that the Company will pay for any administrative or hearing fees charged by the arbitrator or JAMS except that Executive shall pay any filing fees associated with any arbitration that Executive initiates, but only so much of the filing fees as Executive would have instead paid had Executive filed a complaint in a court of law that would have had jurisdiction over such complaint. Subject to the FAA’s exclusive applicability to the enforcement of this agreement to arbitrate, the Company and Executive agree that the arbitrator shall administer and conduct any arbitration hearing or proceeding applying California substantive and decisional law and the California Code of Civil Procedure, including the California Civil Discovery Act. Unless another location is mutually agreed by the Company and Executive, any arbitration under this agreement to arbitrate shall be conducted in Orange County, California.
(c)Remedy. For purposes of seeking provisional remedies only, the Company and Executive agree that the Company and Executive shall be entitled to pursue any provisional remedy permitted by the California Arbitration Act (California Code Civ. Proc. § 1281.8), or otherwise provided by this agreement to arbitrate or available under the FAA. Except for such provisional relief, the Company and Executive agree that any relief otherwise available to the them under applicable law shall be pursued solely and exclusively in arbitration pursuant to the terms of this agreement to arbitrate.
(d)Administrative Relief. Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body such as the California Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers’ compensation board. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.
9.Definitions.
(a)Cause. For purposes of this Agreement, “Cause” for a termination of Executive will exist if Executive is terminated for any of the following reasons:
(i)Executive’s failure to substantially perform Executive’s duties and responsibilities to the Company (other than a failure from Executive’s Disability) after receiving written notice of the alleged failure and ten (10) days opportunity to cure;

(ii)Executive’s commission of any act of fraud, embezzlement, dishonesty or misrepresentation;
(iii)Executive’s violation of any federal or state law or regulation applicable to the business of the Company or its affiliates;
(iv)Executive’s breach of any confidentiality agreement or invention assignment agreement between Executive and the Company (or any affiliate of the Company);
(v)Executive’s being convicted of, or entering a plea of nolo contendere to, a felony or committing any act of moral turpitude, dishonesty or fraud against, or the misappropriation of material property belonging to, the Company or its affiliates; or
(vi)Executive’s failure to provide the Company with proof of Executive’s authorization to work in the U.S.
The determination as to whether Executive is being terminated for Cause shall be based on a good faith determination by the Board.
(b)Disability. For purposes of this Agreement, “Disability” shall mean that Executive has been unable to perform Executive’s duties hereunder, with or without reasonable accommodation, as the result of Executive’s incapacity due to a physical or mental condition, and such inability, which continues for at least 120 consecutive calendar days or 150 calendar days during any consecutive twelve (12) month period, is determined to be total and permanent by a physician selected by the Company and its insurers and acceptable to Executive or to Executive’s legal representative (with such agreement on acceptability not to be unreasonably withheld).
(c)Good Reason. For purposes of this Agreement, “Good Reason” shall mean Executive’s resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of any one or more of the following, without Executive’s express written consent:
(i)the assignment to Executive of any duties or the reduction of Executive’s duties, either of which results in a material diminution in Executive’s position or responsibilities with the Company; provided that, it being understood that the continuance of Executive’s duties and responsibilities at the subsidiary or divisional level following a Change in Control (as defined in the Equity Plan), rather than at the parent, combined, or surviving company level following such Change in Control shall not be deemed Good Reason within the meaning of this clause (i);
(ii)a material reduction by the Company in the base salary of Executive;
(iii)a material change in the geographic location at which Executive must perform services (for purposes of the foregoing, the relocation of Executive to a facility or a location less than 25 miles from Executive’s then-present location shall not be considered a material change in geographic location); or
(iv)any material breach by the Company of any material provision of this Agreement.
Executive’s resignation will not be deemed to be for Good Reason unless Executive has first provided the Company with written notice of the acts or omissions constituting the grounds for Good Reason within ninety (90) days of the initial existence of the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date the Company receives such notice, and such condition has not been cured during such period. The determination as to whether Executive resigned for Good Reason shall be based on a good faith determination by the Board.
10.Indemnification. Subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by the Company’s Certificate of Incorporation or Bylaws, including, if applicable, any directors and officers insurance policies, with such indemnification to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement.
11.Confidentiality Agreement. As a condition of employment, Executive is required to execute and abide by, the Confidential Information and Invention Assignment Agreement attached hereto as Exhibit 1 (the “Confidentiality Agreement”). In light of the possibility of a Future Seattle Relocation, Executive is also required to execute the Proprietary Information and Inventions Agreement attached hereto as Exhibit 2 (the “Washington Confidentiality Agreement”), which Executive agrees will go into effect upon Executive primarily residing and working in Washington State and Executive’s establishment of residency in Washington State, as reflected in the Company’s payroll records. Executive acknowledges and agrees that in the event Executive relocates to a location outside of California or Washington, as determined in the Company’s discretion, Executive may be required to execute the Company’s then-current version of the Confidentiality Agreement applicable to such jurisdiction (“Replacement Confidentiality Agreement”). Executive’s failure to do any of the foregoing will constitute termination for Cause. Executive agrees and acknowledges that Executive’s right to receive the severance benefits set forth in Section 6 shall be conditioned upon Executive’s continued compliance with Executive’s obligations under the Confidentiality Agreement, the Washington Confidentiality Agreement (upon its effectiveness), or any Replacement Confidentiality Agreement.
12.Protected Activity Not Prohibited. Executive understands that nothing in this Agreement shall in any way limit or prohibit Executive from engaging in any Protected Activity. For purposes of this Agreement, “Protected Activity” shall mean filing and/or pursuing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”). Executive understands that in connection with such Protected Activity, Executive is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Executive further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications. In addition, pursuant to the Defend Trade Secrets Act of 2016, Executive is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
13.Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally; (ii) one (1) day after being sent overnight by a well-established commercial overnight service; or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the Parties or their successors at the following addresses, or at such other addresses as the Parties may later designate in writing:
If to the Company:
NanoString Technologies, Inc.
530 Fairview Ave. N., Suite 2000
Seattle, WA 98109
Attn: CEO
Copy to: General Counsel
If to Executive:
to the last residential address known by the Company.
14.Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.
15.Integration, Entire Agreement. This Agreement, together with the Confidentiality Agreement and the Washington Confidentiality Agreement (upon its effectiveness), and any written indemnification agreement with the Company, represents the entire agreement and understanding between the Parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing and signed by duly authorized representatives of the Parties hereto. In entering into this Agreement, no Party has relied on or made any representation, warranty, inducement, promise, or understanding that is not in this Agreement.
16.Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.
17.Headings. All captions and Section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
18.Taxation. All payments made pursuant to this Agreement will be subject to withholding of any applicable taxes. Executive acknowledges that Executive has reviewed with Executive’s own tax advisors the federal, state, local, and foreign tax consequences of payments and transactions described in this Agreement, and Executive is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Executive understands that Executive (and not the Company) shall be responsible for any tax liability (other than employment tax liability owed by the Company) that may arise as a result of the payments and transactions contemplated by this Agreement.
19.Successors and Assigns. This Amendment and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns, and legal representatives.

20.Governing Law. This Agreement will be governed by the laws of the state of California without regard to its conflict of laws provisions.
21.Acknowledgment. Executive acknowledges that Executive has had the opportunity to discuss this matter with and obtain advice from an attorney of Executive’s choice, has had sufficient time to review this Agreement, has carefully read this Agreement, and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.
22.Counterparts. This Agreement may be executed in counterparts by facsimile or email PDF, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.
(signature page follows)

IN WITNESS WHEREOF, each of the Parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.

“COMPANY”
NANOSTRING TECHNOLOGIES, INC.

By:	/s/ R. Bradley Gray	Date:	January 6, 2022
Name: R. Bradley Gray
Title: President and CEO

“EXECUTIVE”
John D. Gerace

/s/ John D. Gerace		Date:	January 6, 2022

Exhibit 1
“Confidentiality Agreement”
(attached)

NANOSTRING TECHNOLOGIES, INC.
CONFIDENTIAL INFORMATION AND
INVENTION ASSIGNMENT AGREEMENT
(CALIFORNIA RESIDENT EMPLOYEES)
As a condition of my becoming employed (or my employment being continued) by NanoString Technologies, Inc., a Delaware corporation (the “Company”), and in consideration of my employment relationship with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following:
1.Duties. I will perform for the Company such duties as may be designated by the Company from time to time. During the Relationship (as hereinafter defined), I will devote my best efforts to the interests of the Company and will not engage in other employment or in any activities detrimental to the best interests of the Company without the prior written consent of the Company. Any employment relationship between the Company and me, whether commenced prior to or upon the date of this Agreement, shall be referred to herein as the “Relationship.”
2.At-Will Relationship. I understand and acknowledge that the Relationship is and shall continue to be at-will, as defined under applicable law, meaning that either I or the Company may terminate the Relationship at any time for any reason or no reason, without further obligation or liability.
3.Confidential Information.
(a)Company Information. I agree at all times during the Relationship and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company to the extent necessary to perform my obligations to the Company under the Relationship, or to disclose to any person, firm, corporation or other entity without written authorization of the Board of Directors of the Company, any Confidential Information of the Company which I obtain or create. I further agree not to make copies of such Confidential Information except as authorized by the Company. I understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, suppliers, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the Relationship), prices and costs, markets, software, developments, inventions, laboratory notebooks, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, licenses, finances, budgets or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment or created by me during the Relationship, whether or not during working hours. I understand that Confidential Information includes, but is not limited to, information pertaining to any aspect of the Company’s business which is either information not known by actual or potential competitors of the Company or other third parties not under confidentiality obligations to the Company, or is otherwise proprietary information of the Company or its customers or suppliers, whether of a technical nature or otherwise. I further understand that Confidential Information does not include any of the foregoing items which has become publicly and widely known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved. I understand that nothing in this Agreement is intended to limit employees’ rights to discuss the terms, wages, and working conditions of their employment, as protected by applicable law. Further, I understand that nothing in this Agreement prevents me from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that I have reason to believe is unlawful.
(b)Prior Obligations. I represent that my performance of all terms of this Agreement as an employee of the Company has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me prior or subsequent to the commencement of the Relationship, and I will not disclose to the Company or use any inventions, confidential or non-public proprietary information or material belonging to any current or former client or employer or any other party. I will not induce the Company to use any inventions, confidential or non-public proprietary information, or material belonging to any current or former client or employer or any other party. I acknowledge and agree that I have listed on Exhibit A all agreements (e.g., non-competition agreements, non-solicitation of customers agreements, non-solicitation of employees agreements, confidentiality agreements, inventions agreements, etc.) with a current or former employer, or any other person or entity, that may restrict my ability to accept employment with the Company or my ability as an employee to recruit or engage customers or service providers on behalf of the Company, or otherwise relate to or restrict my ability to perform my duties as an employee of the Company or any obligation I may have to the Company.
(c)Third Party Information. I recognize that the Company has received and in the future will receive confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or
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proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.
4.    Inventions.
(a)Inventions Retained and Licensed. I have attached hereto, as Exhibit B, a list describing with particularity all inventions, discoveries, ideas, original works of authorship, developments, concepts, know-how, improvements, trade secrets, and other proprietary information or intellectual property rights which were made by me prior to the commencement of the Relationship (collectively referred to as “Prior Inventions”), which belong solely to me or belong to me jointly with another, including those which relate in any way to any of the Company’s proposed businesses, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If, in the course of the Relationship, I incorporate into a Company product, process or machine, or any Invention, a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, transferable, worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, offer for sale, sell, reproduce, distribute, adapt, display, perform, import, and otherwise exploit such Prior Invention without restriction, including as part of or in connection with such product, process, machine, or Invention, and to practice any method relating thereto. I will not incorporate any inventions, discoveries, ideas, original works of authorship, developments, improvements, trade secrets and other proprietary information or intellectual property rights owned by any third party into any Company product, process, or machine, or any Invention, without the Company’s prior written permission.
(b)Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title and interest throughout the world in and to any and all inventions, discoveries, ideas, original works of authorship, developments, concepts, know-how, improvements, trade secrets, , and other proprietary information or intellectual property rights whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of Company (including during my off-duty hours), or with the use of Company’s equipment, supplies, facilities, or Company Confidential Information, or any intellectual property rights relating to the foregoing, except as provided in Section 4(f) below (collectively referred to as “Inventions”). I agree that the foregoing assignment includes a present conveyance to Company of ownership of Inventions that are not yet in existence. I further acknowledge that all Inventions which are made by me (solely or jointly with others) within the scope of the Relationship are “works made for hire” (to the greatest extent permitted by applicable law) as that term is defined in the United States Copyright Act. I understand and agree that the decision whether or not to commercialize or market any Inventions is within the Company’s sole discretion and for the Company’s sole benefit, and that no royalty or other consideration will be due to me as a result of the Company’s commercialization or marketing of any such Inventions.
(c)Moral Rights. Any assignment to Company of Inventions includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”). To the extent that Moral Rights cannot be assigned under applicable law, I hereby waive and agree not to enforce any and all Moral Rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law.
(d)Maintenance of Records. I agree to keep and maintain adequate, accurate, and current written records of all Inventions made by me (solely or jointly with others) during the period of my employment with Company. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, and any other format. The records will be available to and remain the sole property of the Company at all times. I agree not to remove such records from the Company’s place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company. I agree to return all such records (including any copies thereof) to the Company at the time of termination of the Relationship as provided for in Section 5.
(e)Further Assurances. I agree to assist the Company, or its designee, at its expense, in every proper way to secure the Company’s, or its designee’s, rights in the Inventions and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which the Company or its designee shall deem necessary in order to apply for, obtain, maintain and transfer such rights, or if not transferable, waive such rights, and in order to assign and convey to the Company or its designee, and any successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement until the expiration of the last such
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intellectual property right to expire in any country of the world. If the Company or its designee is unable because of my mental or physical incapacity or unavailability or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents, copyright, mask works or other registrations covering Inventions or original works of authorship assigned to the Company or its designee hereunder, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent, copyright or other registrations thereon with the same legal force and effect as if originally executed by me. I hereby waive and irrevocably quitclaim to the Company or its designee any and all claims, of any nature whatsoever, which I now or hereafter have for infringement of any and all proprietary rights assigned to the Company or such designee.
(f)Exception to Assignments. I understand that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit C). I will advise the Company promptly in writing of any inventions that I believe meet the criteria set forth in California Labor Code Section 2870 and are not otherwise disclosed on Exhibit B. Any such disclosure will be received in confidence.
5.    Company Property; Returning Company Documents. I acknowledge and agree that I have no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, stored company files, e-mail messages and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. I agree that, at the time of termination of the Relationship, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any of the aforementioned items developed by me pursuant to the Relationship or otherwise belonging to the Company, its successors or assigns. In the event of the termination of the Relationship, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit D; however, my failure to sign and deliver the Termination Certificate shall in no way diminish my continuing obligations under this Agreement.
6.    Notification to Other Parties.
(a)Employees. In the event that I leave the employ of the Company, I hereby consent to notification by the Company to my new employer about my rights and obligations under this Agreement.
(b)Consultants. I hereby grant consent to notification by the Company to any other parties besides the Company with whom I maintain a consulting relationship, including parties with whom such relationship commences after the effective date of this Agreement, about my rights and obligations under this Agreement.
7.    Representations and Covenants.
(a)Facilitation of Agreement. I agree to execute promptly any proper oath or verify any proper document required to carry out the terms of this Agreement upon the Company’s written request to do so.
(b)Conflicts. I represent that my performance of all the terms of this Agreement does not and will not breach any agreement I have entered into, or will enter into with any third party, including without limitation any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to commencement of my Relationship with the Company. I agree not to enter into any written or oral agreement that conflicts with the provisions of this Agreement.
(c)Voluntary Execution. I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.
8.    Protected Activity Not Prohibited. I understand that nothing in this Agreement shall in any way limit or prohibit me from engaging in any Protected Activity. For purposes of this Agreement, “Protected Activity” shall mean filing and/or pursuing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”). I understand that in connection with such Protected Activity, I am permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. I further understand that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications. In addition, pursuant to the Defend
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Trade Secrets Act of 2016, I am notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
9. General Provisions.
(a)Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of California without regard to California’s conflicts of law rules that may result in the application of the laws of any jurisdiction other than California. To the extent that any lawsuit is permitted under this Agreement, I hereby expressly consent to the personal and exclusive jurisdiction and venue of the state and federal courts located in California for any lawsuit filed against me by the Company.
(b)Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by both parties. Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement.
(c)Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.
(d)Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives, and my successors and assigns, and will be for the benefit of the Company, its successors, and its assigns.
(e)Survival. The provisions of this Agreement shall survive the termination of the Relationship and the assignment of this Agreement by the Company to any successor in interest or other assignee.
(f)Remedies. I acknowledge and agree that violation of this Agreement by me may cause the Company irreparable harm, and therefore agree that the Company will be entitled to seek extraordinary relief in court, including but not limited to temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security and in addition to and without prejudice to any other rights or remedies that the Company may have for a breach of this Agreement.
(g)ADVICE OF COUNSEL. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

[Signature Page Follows]

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The parties have executed this Agreement on the respective dates set forth below:

COMPANY:		EMPLOYEE
NANOSTRING TECHNOLOGIES, INC		JOHN D. GERACE
Print Name:	_________________________
/s/ John D. Gerace
By:	_________________________	Signature
Title	_________________________
Date	_________________________	Date:	_________________________
Address:	530 Fairview Ave N	Address:
Suite 2000
Seattle, WA 98109

6

EXHIBIT A
PRIOR OBLIGATIONS
7

EXHIBIT B
LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP
EXCLUDED UNDER SECTION 4

Title	Date	Identifying Number or Brief Description

___ No inventions or improvements
___ Additional Sheets Attached
Signature of Employee/Consultant:______________________
Print Name of Employee/Consultant: ____________________
Date: _____________________________________________

EXHIBIT C
Section 2870 of the California Labor Code is as follows:
(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or
(2) Result from any work performed by the employee for the employer.
(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

EXHIBIT D

TERMINATION CERTIFICATION
This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, flow charts, materials, equipment, other documents or property, or copies or reproductions of any aforementioned items belonging to NanoString Technologies, Inc., its subsidiaries, affiliates, successors or assigns (together the “Company”).
I further certify that I have complied with all the terms of the Company’s Confidential Information and Invention Assignment Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.
I further agree that, in compliance with the Confidential Information and Invention Assignment Agreement, Agreement and subject to its Protected Activity exclusion, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

Date:	______________________________	______________________________
(Employee's Signature)

______________________________
(Type/Print Employee's Name)

EXHIBIT 2
“Washington Confidentiality Agreement”
(attached)

NANOSTRING TECHNOLOGIES, INC.
PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT
This Proprietary Information and Inventions Agreement (this “Agreement”) is entered into between NanoString Technologies, Inc., on behalf of itself and its subsidiaries (together with its subsidiaries, the “Company”), and me, the undersigned individual. This Agreement will become effective on the date on which all of the following have occurred: (a) I primarily reside and work in the State of Washington and (b) I have established residency in the State of Washington, as reflected in the Company’s payroll records. In consideration for my becoming employed (or my employment being continued), or retained as a consultant (or my consulting relationship being continued), by the Company or any of its current or future subsidiaries, affiliates, successors or assigns, and in consideration the Company allowing me the future opportunity to relocate to the State of Washington, the Company and I hereby agree as follows:
1.Duties. I will perform for the Company such duties as may be designated by the Company from time to time. During my period of employment or consulting relationship with the Company, I will devote my best efforts to the interests of the Company. Except with the prior written consent of the Company, I will not engage in any other employment or consulting relationship that creates a conflict of interest or safety or scheduling issue.
2.Confidentiality Obligation. I understand and agree that all Proprietary Information (as defined below) shall be the sole property of the Company and its assigns, including all trade secrets, patents, copyrights and other rights in connection therewith. I hereby assign to the Company any rights I may acquire in such Proprietary Information. I will hold in confidence and not directly or indirectly to use or disclose, both during my employment by or consulting relationship with the Company and after its termination (irrespective of the reason for such termination), any Proprietary Information I obtain or create during the period of my employment or consulting relationship, whether or not during working hours, except to the extent authorized by the Company, until such Proprietary Information becomes generally known. I agree not to make copies of such Proprietary Information except as authorized by the Company. Upon termination of my employment or consulting relationship or upon an earlier request of the Company, I will return or deliver to the Company all tangible forms of such Proprietary Information in my possession or control, including but not limited to drawings, specifications, documents, records, devices, models or any other material and copies or reproductions thereof.
3.Ownership of Physical Property. All document, apparatus, equipment and other physical property in any form, whether or not pertaining to Proprietary Information, furnished to me by the Company or produced by me or others in connection with my employment or consulting relationship shall be and remain the sole property of the Company. I shall return to the Company all such documents, materials and property as and when requested by the Company, except only (i) my personal copies of records relating to my compensation; (ii) if applicable, my personal copies of any materials evidencing shares of the Company’s capital stock purchased by me and/or options to purchase shares of the Company’s capital stock granted to me; (iii) my copy of this Agreement and (iv) my personal property and personal documents I bring with me to the Company and any personal correspondence and personal materials that I accumulate and keep at my office during my employment (my “Personal Documents”). Even if the Company does not so request, I shall return all such documents, materials and property, except for my Personal Documents, upon termination of my employment or consulting relationship, and I will not take with me any such documents, material or property or any reproduction thereof upon such termination.
4.Assignment of Inventions.
(a)Without further compensation, I hereby agree promptly to disclose to the Company, all Inventions (as defined below) which I may solely or jointly develop or reduce to practice during the period of my employment or consulting relationship with the Company which (i) pertain to any line of business activity of the Company, (ii) are aided by the use of time, material or facilities of the Company, whether or not during working hours or (iii) relate to any of my work during the period of my employment or consulting relationship with the Company, whether or not during normal working hours (“Company Inventions”). During the term of my employment or consultancy, all Company Inventions that I conceive, reduce to practice, develop or have developed (in whole or in part, either alone or jointly with others) shall be the sole property of the Company and its assigns to the maximum extent permitted by law (and to the fullest extent permitted by law shall be deemed “works made for hire”), and the Company and its assigns shall be the sole owner of all patents, copyrights, trademarks, trade secrets and other rights in connection therewith. I hereby assign to the Company any rights that I may have or acquire in such Company Inventions.
(b)I attach hereto as Exhibit A a complete list of all Inventions, if any, made by me prior to my employment or consulting relationship with the Company that are relevant to the Company’s business, and I represent and warrant that such list is complete. If no such list is attached to this Agreement, I represent that I have no such Inventions at the time of signing this Agreement. If in the course of my employment or consultancy (as the case may be) with the Company, I use or incorporate into a product or process an Invention not covered by Section 4(a) of this Agreement in which I have an interest, the Company is hereby granted a nonexclusive, fully paid-up, royalty-free, perpetual, worldwide license of my interest to use and sublicense such Invention without restriction of any kind.
NOTICE REQUIRED BY REVISED CODE OF WASHINGTON 49.44.140:
Any assignment of Inventions required by this Agreement does not apply to an Invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the employee’s own time, unless (a) the Invention relates (i) directly to the business of the Company or (ii) to the Company’s actual or demonstrably anticipated research or development or (b) the Invention results from any work performed by the employee for the Company.
5.Further Assistance; Power of Attorney. I agree to perform, during and after my employment or consulting relationship, all acts deemed necessary or desirable by the Company to permit and assist it, at its expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Inventions assigned to the Company as set forth in Section 4 above. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. I hereby irrevocably designate the Company and its duly authorized officers and agents as my agent and attorney-in fact, to execute and file on my behalf any such applications and to do all other lawful acts to further the prosecution and issuance of patents, copyright and mask work registrations related to such Inventions. This power of attorney shall not be affected by my subsequent incapacity.
6.Inventions. As used in this Agreement, the term “Inventions” means discoveries, developments, concepts, designs, ideas, know‑how, improvements, inventions, trade secrets and/or original works of authorship, whether or not patentable, copyrightable or otherwise legally protectable. This includes, but is not limited to, any new product, machine, article of manufacture, biological material, method, procedure, process, technique, use, equipment, device, apparatus, system, compound, formulation, composition of matter, design or configuration of any kind, or any improvement thereon.
7.Proprietary Information. As used in this Agreement, the term “Proprietary Information” means information or physical material not generally known or available outside the Company or information or physical material entrusted to the Company by third parties. This includes, but is not limited to, Inventions, confidential knowledge, copyrights, product ideas, techniques, processes, formulas, object codes, biological materials, mask works and/or any other information of any type relating to documentation, laboratory notebooks, data, schematics, algorithms, flow charts, mechanisms, research, manufacture, improvements, assembly, installation, marketing, forecasts, sales, pricing, customers, the salaries, duties, qualifications, performance levels and terms of compensation of other employees, and/or cost or other financial data concerning any of the foregoing or the Company and its operations. Proprietary Information may be contained in material such as drawings, samples, procedures, specifications, reports, studies, customer or supplier lists, budgets, cost or price lists, compilations or computer programs, or may be in the nature of unwritten knowledge or know-how.
8.Third Party Information. I recognize that the Company has received, and in the future will receive, Proprietary Information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such third party Proprietary Information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.
9.Solicitation of Employees, Consultants and Other Parties. During the term of my employment or consulting relationship with the Company, and for a period of one year following the termination of my relationship with the Company for any reason, I will not directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt any of the foregoing, either for myself or any other person or entity. Further, at any time following termination of my relationship with the Company for any reason, I shall not use any Proprietary Information of the Company to attempt to negatively influence any of the Company’s clients or customers from purchasing any of the Company’s products or services, or solicit any licensor to or customer of the Company or licensee of the Company’s products, that are known to me, with respect to any business, products or services that are competitive to the products or services offered by the Company or under development as of the date of termination of my relationship with the Company.
10.Noncompetition. If and when my W-2 earnings with the Company exceed $100,000 on an annualized basis, then during the term of my employment with the Company and for one year following the termination of my relationship with the Company for any reason, I will not, without the Company’s prior written consent, directly or indirectly work on any products or services that are competitive with products or services (a) being commercially developed or exploited by the Company during my employment or consultancy and (b) on which I worked or about which I learned Proprietary Information during my employment or consultancy with the Company. I acknowledge that a copy of this Agreement, including the terms of this Section 10, was provided to me by the Company prior to my acceptance of the Company’s final offer of employment to me.
11.No Conflicts/No Interference. I represent that my performance of all the terms of this Agreement as an employee of or consultant to the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my becoming an employee or consultant of the Company, and I will not disclose to the Company, or induce the Company to use, any confidential or proprietary information, inventions or material belonging to any previous client or employer or others. I agree not to enter into any written or oral agreement that conflicts with the provisions of this Agreement. I acknowledge and agree that I have listed on Exhibit B all agreements (e.g., non-competition agreements, non-solicitation of customers agreements, non-solicitation of employees agreements, confidentiality agreements, inventions agreements, etc.) with a current or former employer, or any other person or entity, that may restrict my ability to accept employment with the Company or my ability as an employee to recruit or engage customers or service providers on behalf of the Company, or otherwise relate to or restrict my ability to perform my duties as an employee of the Company or any obligation I may have to the Company.
12.Protected Activity Not Prohibited. I understand that nothing in this Agreement shall in any way limit or prohibit me from engaging in any Protected Activity. For purposes of this Agreement, “Protected Activity” shall mean filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”). I understand that in connection with such Protected Activity, I am permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, I agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information under the Confidentiality Agreement to any parties other than the Government Agencies. I further understand that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications. In addition, pursuant to the Defend Trade Secrets Act of 2016, I am notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
13.Disclosure to Future Employers. I will provide a copy of this document to any prospective employer, person or entity prior to entering into an employment, partnership, or other business relationship with such person or entity.
14.Effects of Agreement. This Agreement (a) shall survive for a period of five years beyond the termination of my employment by or consulting relationship with the Company, (b) inures to the benefit of successors and assigns of the Company and (c) is binding upon my heirs and legal representatives.
15.At-Will Relationship. I understand and acknowledge that my employment or consulting relationship with the Company is and shall continue to be at-will, as defined under applicable law, meaning that either I or the Company may terminate the relationship at any time for any reason or no reason, without further obligation or liability.
16.Injunctive Relief. I acknowledge that violation of this Agreement by me may cause irreparable injury to the Company, and I agree that the Company will be entitled to seek extraordinary relief in court, including, but not limited to, temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.
17.Voluntary Execution/Advice of Counsel. I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions. I acknowledge that, in executing this Agreement, I have had the opportunity to seek the advice of independent legal counsel, and I have read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party by reason of the drafting or preparation hereof.
18.Miscellaneous. This Agreement supersedes any oral, written or other communications or agreements concerning the subject matter of this Agreement and may be amended or waived only by a written instrument signed by an officer of the Company and me. This Agreement shall be governed by the laws of the State of Washington applicable to contracts entered into and performed entirely within the State of Washington, without giving effect to principles of conflict of laws. The state and federal courts of competent jurisdiction located within King County in the State of Washington shall have exclusive jurisdiction of any lawsuit arising from or relating to this Agreement. I expressly consent to such venue and personal jurisdiction. If any provision of this Agreement is held to be unenforceable under applicable law, then such provision shall be excluded from this Agreement only to the extent unenforceable, and the remainder of such provision and of this Agreement shall be enforceable in accordance with its terms.
19.Acknowledgment. I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.
The undersigned and the Company have executed this Agreement as of the date of signature below.

Print Name:______________________	NanoString Technologies, Inc.
Signature:_______________________	By:__________________________
Date:___________________________	Name:________________________
Title:_________________________

EXHIBIT A

NanoString Technologies, Inc. (the “Company”)
530 Fairview Ave North
Seattle, WA 98109
Ladies and Gentlemen:
The following is a complete list of all Inventions (as defined in the Proprietary Information and Inventions Agreement entered into between the Company and me) relevant to the subject matter of my employment by the Company that have been made or conceived or first reduced to practice by me, alone or jointly with others, or which has become known to me prior to my employment by the Company. I represent that such list is complete.
2. I propose to bring to my employment or consultancy the following [non-confidential] materials and documents belonging to a former employer:

____	No materials or documents
____	See below:

By:
Print Name:
Date:

EXHIBIT B
Prior Agreements

By:
Print Name:
Date: